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                                                                   Exhibit 10.49

                                BIOGEN IDEC INC.

                             Proposed resolution for
                        Meeting of the Board of Directors


                                February 13, 2007


       Amendment of the Biogen Idec 2005 Omnibus Equity Plan (the "Plan")

RESOLVED:   That Section 8(a) of the Plan be, and it hereby is, amended and restated in its entirety, as follows:

            "(a) Price. At the time of the grant of shares of Restricted Stock, Restricted Stock Units or Performance Shares, the Committee shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock, Restricted Stock Unit or Performance Share subject to the Award."